Exhibit 99.1

MFA FINANCIAL, INC.
One Vanderbilt Avenue
48th Floor
New York, New York 10017
(212) 207-6400

PRESS RELEASE		FOR IMMEDIATE RELEASE

September 11, 2023		NEW YORK METRO

CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	H/Advisors Abernathy
Tom Johnson
212-371-5999

MFA Financial, Inc.

Announces Appointment of Michael C. Roper as Chief Financial Officer

NEW YORK – MFA Financial, Inc. (NYSE: MFA) announced today that its Board of Directors has appointed Michael C. Roper as Chief Financial Officer effective at the close of business on September 15, 2023. Mr. Roper succeeds Stephen D. Yarad, who is resigning as MFA’s Chief Financial Officer to become chief financial officer of another company.

Mr. Roper, 36, who has held various accounting and financial reporting-related positions since joining MFA in 2014, has been Senior Vice President of MFA since January 2019 and Chief Accounting Officer of MFA since December 2021, and he will continue in these roles.

Prior to joining MFA, Mr. Roper was the Assistant Controller for Apollo Residential Mortgage, Inc. Mr. Roper began his career at Ernst & Young LLP primarily focusing on providing client services to publicly traded mortgage REITs. Mr. Roper is a Certified Public Accountant and holds a B.S. from Bentley University and an M.S. from Pace University.

“We are very pleased to appoint Mike Roper as MFA’s CFO,” said Craig L. Knutson, Chief Executive Officer and President of MFA. “Mike is a highly experienced finance and accounting professional whose years of experience working at MFA and in the mortgage REIT sector make him an excellent fit to succeed Steve Yarad and lead MFA’s finance team going forward. We appreciate Steve’s 13 years of valuable leadership and service to MFA and wish him the best as he leaves us for his new opportunity.”

MFA Financial, Inc. is a leading specialty finance company that invests in residential mortgage loans, residential mortgage-backed securities and other real estate assets. Through its wholly-owned subsidiary, Lima One Capital, MFA also originates and services business purpose loans for real estate investors.  MFA has distributed over $4.6 billion in dividends to stockholders since its initial public offering in 1998.  MFA is an internally-managed, publicly-traded real estate investment trust.

#      #      #